Exhibit 99.1

PURPLE INNOVATION, INC.

4100 N. Chapel Ridge Road, Suite 200

Lehi, Utah 84043

October 27, 2020

Re: Purple Innovation, Inc. – Redemption of Warrants

Dear Investor:

You are the holder of certain common stock purchase warrants (the “Warrants”) of Purple Innovation, Inc. (the “Company”). Each Warrant is exercisable for one-half of one share of the Company’s Class A common stock at an exercise price of $11.50 per whole share.

Section 6.1 of the Warrant Agreement governing the terms of the Warrants provides that if the last sales price of the Company’s Class A common stock reported has been at least $24.00 per share on each of twenty (20) trading days within a thirty (30) trading-day period, the Company may elect to redeem the Warrants by paying each holder the redemption price of $0.01 per Warrant. In addition, pursuant to Sections 6.3 and 3.3.1(b) of the Warrant Agreement, the Company may elect to require all exercises of the Warrants made after the Company has provided notice of such redemption and prior to the date of redemption to be made only on a cashless basis. A copy of the Warrant Agreement is available for your reference at https://www.sec.gov/Archives/edgar/data/1643953/000121390015005700/f8k072915ex4i_globalpart.htm.

This letter serves as notice to you that, as of October 22, 2020, the last sales price of the Company’s Class A common stock had been at least $24.00 per share on each of twenty (20) trading days within the prior thirty (30) trading-day period. In accordance with Section 6.1 of the Warrant Agreement, the Company has elected to redeem the Warrants, at the redemption price of $0.01 per Warrant, on November 30, 2020 (the “Redemption Date”). Further, pursuant to Sections 6.3 and 3.3.1(b) of the Warrant Agreement, all Warrants exercised after the date hereof and prior to the Redemption Date are required to be exercised on a cashless basis, in the manner described below. If you do not exercise your warrants on a cashless basis prior to the Redemption Date, your Warrants will be cancelled and you will receive from the Company the amount in cash equal to the product of $0.01 multiplied by the number of Warrants you hold on the Redemption Date.

The number of shares issuable upon a cashless exercise is determined, in accordance with Section 3.3.1(b) of the Warrant Agreement, by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants multiplied by the difference between $11.50 and the Fair Market Value by (y) the Fair Market Value. For this purpose, the “Fair Market Value” is equal to the average last sale price of the Company’s Class A common stock for the ten (10) trading days ending on the third trading day prior to the date of this notice. The Company has calculated the Fair Market Value to be $30.48. To determine the number of shares of Class A common stock you would receive upon the cashless exercise of your Warrants, you would perform the following calculation:

[Number of shares underlying the Warrants you hold] x ($30.48 - $11.50)

$30.48

No fractional shares of Class A common stock will be issued upon a cashless exercise of the Warrants. If, by reason of any cashless exercise of Warrants, the holder of any Warrant would be entitled to receive a fractional interest in a share, the Company shall round down to the nearest whole number the number of shares to be issued to such holder.

If you have any questions regarding the redemption of the Warrants, please do not hesitate to contact Craig Phillips at (347) 610-6181.

Sincerely,

PURPLE INNOVATION, INC.

/s/ Craig Phillips
Name:	Craig Phillips
Title:	Chief Financial Officer